Exhibit 10.9
Translation from Hebrew
Lease Agreement
Entered into in Tel Aviv, on
the 13th day of the month of February 2006
By and between:

1. Aderet Hod Hasharon Ltd.	Private Company 51-274392-3 by its manager, Mr. Amichai Dresner (27.5%)

2. MIRITZ INC. (a foreign company)	By its power of attorney, Mr. Amichai Dresner (27.5%)

3. Leah and Israel Rubin Assets Ltd.	Private Company 51-274247-9, by its manager, Mr. Israel Rubin (6%)

4. Tamar and Moshe Cohen Assets Ltd.	Private Company 51-274249-5, by its manager, Mr. Moshe Cohen (6%)

5. Drish Assets Ltd.	Private Company 51-274248-7, by its manager, Mr. Ilan Heikin (6%)

6. S.L.A.A. Assets and Consulting Ltd.	Private Company 51-285995-0, by its manager, Mr. David Gilboa (6%)

7. Iris Katz Ltd.	Private Company 51-271304-1, by its manager, Ra’anan Katz (6%)

8. Y.A. Groder Investments Ltd.	Private Company 51-3029215, by its manager, Avi Groder (7.5%)

9. Ginotel Hod Hasharon 2000 Ltd.	Private Company. 51-3036038, by its manager, Mr. Yossi Isler (7.5%)
Hereinafter, jointly and severally, referred to as the “Landlord”
Whose address for the purpose of the Agreement is:
Heikin Cohen Rubin & Gilboa CPA Firm
of Kiryat Atidim, Building 4, P.O.B. 58143, Tel Aviv
And
Allot Communications Ltd., P.C. 51-239477-6
Whose address for the purpose of this Agreement is:
5 Hanagar, Hod Hasharon, 45800
By its authorized signatories, Mr. Yigal Jacoby and Mr. Adi Sapir
Hereinafter: the “Tenant”

WHEREAS Landlord represents that it is the owner of the parts of the Building, as defined below, in which the Leased Premises (as defined below) are located. Said Building is constructed on Temporary Lot #8, according to TPS (Town Planning Scheme) HR/MK/8 and amendments thereto (hereinafter: “Lot 8”), which is located on Lot 9 Parcel 6574 in Hod Hasharon; and
WHEREAS Landlord’s rights in the aforementioned Building are derived from its purchase of the rights in Lot 8 in cash and by virtue of combination transactions that were entered into by Landlord and the additional holders of rights in Lot 8; and
WHEREAS Tenant desires to lease from Landlord, and Landlord desires to lease to Tenant, under unprotected tenancy, areas within the Building that comprise the Leased Premises, as defined below, in accordance with the terms set forth herein; and
WHEREAS the parties hereby represent that no legal, contractual or other restriction exists to entering into this Agreement:
NOW, THEREFORE, the parties stipulate and agree as follows:
1.	PREAMBLE

The parties’ representations, the preamble and appendices hereto constitute an integral part hereof. The sections of the Agreement are for convenience only and are not to be considered in interpreting this Agreement.

2.	DEFINITIONS

In this Agreement:

“Building” means a six-story building (above ground), including a ground floor and two underground parking levels. The top level also includes storage areas.

Appendix A Appendix B1 Appendix B2	“Leased Premises” means the fourth and fifth floor and the lower western part of the ground floor, reaching a height of one floor only, which are described and marked in the plans that are attached hereto as Appendix A. This also includes 25 parking spaces in the upper parking lot, as marked in the parking plans, which are attached hereto as Appendix B1, and fifty parking spaces in the underground parking levels, as marked in the parking plans attached hereto as Appendix B2.

Appendix C1	“Technical Specifications” means the technical specifications which are attached hereto as Appendix C1.

Appendix C2	“Layout Drawings” means the layout drawings that are attached hereto as Appendix C2.

“Date of Delivery of Possession” – as provided in Section 8.1 below.

Appendix D	“Working Drawings” – as detailed in Section 8.2 below.

“Lease Period” – as detailed in Section 7 below.

“Interest in Arrears” means the highest interest rate set by Bank Leumi le-Israel Ltd. with respect to credit withdrawals in excess from a business bank account beyond the authorized credit limit.

“Down Payment” – as defined in Section 10.6 below.
3.	REPRESENTATIONS OF THE PARTIES
3.1.	The Landlord represents that it is authorized to lease the Leased Premises to the Tenant and that there is no restriction, contractual or otherwise, to leasing the Leased Premises to the Tenant and to fulfilling its obligations under this Agreement.

3.2.	The Tenant represents that it has examined and inspected the Building and the Leased Premises, including accessways, the Urban Building Scheme applying thereto and the possibilities for use of the Leased Premises. The Tenant further declares that it has seen and thoroughly inspected the Leased Premises and found them to be satisfactorily suitable for its purposes, subject to any modifications made to the Leased Premises in accordance with the Working Drawings. Therefore and subject to the condition that the modifications to the Leased Premises are made in accordance with the Working Drawings and to the satisfaction of the Tenant, the Tenant hereby waives any argument it may have against the Landlord regarding any unsuitability and/or lack of knowledge in connection with the Leased Premises.
4.	THE LEASE

The Landlord hereby leases to the Tenant and the Tenant hereby leases the Leased Premises from the Landlord, under unprotected tenancy, for a specific period of time, for the purpose and under the terms detailed herein.

5.	NON-APPLICATION OF TENANTS PROTECTION LAW
5.1.	The Tenant hereby declares that the Lease, the Tenant and the Leased Premises are not protected under the provisions of the Tenant Protection Law 5732-1972 or under the provisions of any other law that currently exists or that will be promulgated in the future, which may, in any way whatsoever, grant the Tenant any protected tenancy rights. The said laws and amendments thereto as well as any regulations and/or orders that were promulgated or that will be promulgated thereunder in the future, shall not apply to the Lease, the Tenant, the Leased Premises or to this Agreement.

5.2.	The Tenant declares that it was not required to, nor did it pay to the Landlord, any key money as defined in the Tenant Protection Law, or any payments that may be interpreted or considered to be key money. The Tenant further declares that any work, modifications, repairs, improvements or enhancements it may perform at the Leased Premises, to the extent any are made, are not and shall not be considered to be payment of key money and the Tenant Protection Law shall not apply to this Agreement.
6.	PURPOSE OF LEASE

The Tenant undertakes to use the Leased Premises for the sole purpose of conducting its business, provided that said business is in accordance with the law. The Tenant undertakes not to use, nor to permit others to use the Leased Premises or any part thereof for any purpose other than the for the original purpose of the Lease, as defined above, unless it received the Landlord’s advance written consent to do so.

7.	PERIOD OF THE LEASE
7.1.	The Landlord hereby leases the Leased Premises to the Tenant and the Tenant hereby leases the Leased Premises from the Landlord for a period of seven (7) years from the Date of Delivery of Possession of the Leased Premises to the Tenant. The Tenant will be delivered possession of the Leased Premises after the work at the Leased Premises has been completed in accordance with the Working Drawings, as detailed in Section 8 below. The period between the Date of Delivery of Possession and the end of the lease shall hereinafter be called the “Lease Period.”

7.2.	For the entire duration of the Lease Period, the Tenant shall be entitled to terminate the Lease Period by providing notice thereof eight (8) months in advance (hereinafter: the “Right to Shorten the Lease”). Should the Tenant exercise its Right to Shorten the Lease, the Landlord shall forfeit the remaining down payment at the end of the shortened Lease Period, as detailed in Section 10.6, as agreed compensation. The Down Payment shall be forfeited in addition to the other payments applying to the Tenant under this Agreement, for the period ending on the date of actual vacating. It is hereby clarified that notwithstanding the statements set forth in the other sections herein, should the Tenant exercise its Right to Shorten the Lease, the Tenant shall not be required to remit to the Landlord any additional payment for early vacating of the Leased Premises, beyond forfeiture of the Down Payment and the payments applying to the tenant for the period ending on the date of actual vacating. Notwithstanding the foregoing, the remaining Down Payment shall not be forfeited in the event a replacement tenant is found, as provided in Section 23.3 (should a replacement tenant be found for only part of the Leased Premises, the proportionate part of the remaining Down Payment will be forfeited).

8.	MODIFICATION WORK
8.1.	The Landlord undertakes to deliver possession of the Leased Premises to the Tenant no later than July 15, 2006 and not earlier than July 1, 2006. This shall occur after an occupancy permit (Form 4) has been issued for the Building. In addition, the Leased Premises shall be delivered after the modification work at the Leased Premises has been completed in accordance with the Working Drawings and the Leased Premises have been connected to the electrical, water and sewage systems. The Leased Premises shall be delivered in accordance with Section 9 below. The end of construction of the Lease Premises shall be in accordance with the Technical Specifications and after the interior remodel work has been completed at the Leased Premises, in accordance with the Working Drawings, as defined below. The date of actual delivery of possession of the Leased Premises from the Landlord to the Tenant shall hereinafter be called: the “Date of Delivery of Possession.”

8.2.
A.	Within twenty-eight (28) days from the execution of this Agreement, the Tenant undertakes to provide to the Landlord a detailed work plan, signed and approved by an architect, for the completion of the interior finish work at the Leased Premises. This includes detailed electrical and air-conditioning plans that shall be prepared and signed by air-conditioning and electrical engineers, as well as bills of quantity, in accordance with the technical specifications and the Layout Drawings set forth in Appendices C1 and C2 hereto (hereinafter: the “Working Drawings”). It is hereby clarified that any deviation of up to 10% from the Layout Drawings shall be allowed and shall not be considered a deviation within the Working Drawings.

B.	It is emphasized that the Working Drawings will include the quantities, materials and work included in the technical specifications only. Should the Working Drawings include quantities, materials and work exceeding those included in the technical specifications, the Landlord shall perform said work for an additional cost that shall be agreed upon by the parties. In any case, the Landlord shall be able to decide whether to perform this additional work, at its discretion.

C.	The Landlord shall be entitled, at its discretion, to withhold approval for all or part of the Working Drawings, provided that it does not refuse to approve so on reasonable grounds. Should Working Drawings be submitted to the Landlord, which have been signed and approved by an architect and by electrical and air-conditioning engineers, and which do not deviate from the technical specifications, the Landlord shall approve the drawings within five (5) business days from their date of submission (hereinafter: “Approval of the Working Drawings”). Notwithstanding the foregoing, it is clarified that the Landlord will neither approve nor implement the Working Drawings if the work requires that a modification be performed that is contradictory to the building permit and/or that entails relocating main plumbing lines and/or disturbing the Building systems and/or the Building’s exterior walls.

D.	The Tenant shall be entitled to appoint a representative on its behalf to supervise the planning and performance of the remodel work, and the Landlord undertakes to cooperate with said representative (hereinafter: the “Supervisor”).

E.	The Landlord undertakes to complete the remodel work by July 1, 2006. It is hereby agreed that any delay in performing the remodel work in accordance with the Working Drawings will lead to a delay in the commencement of the Lease. Should there be a delay of more than twenty-one (21) days in completing the approved Working Drawings after July 1, 2006 that does not result from the Tenant’s requests for modifications, the Landlord undertakes to compensate the Tenant in accordance with Section 22.3 below.
8.3.	The Landlord will enable the Tenant or anyone on its behalf, including the Tenant’s contractors and employees, to perform remodel work and additional infrastructure work at the Leased Premises together with the remodel work performed by the Landlord in accordance with the foregoing. The Tenant declares and consents that the permission it is granted to perform the work on the Leased Premises simultaneous to the Landlord’s remodel work shall not be construed as delivery of possession of the Leased Premises, and that until the Lease Period begins, it shall perform the simultaneous work solely as an authorized user. The Tenant undertakes to coordinate the work with the Landlord’s project manager. The parties undertake to cooperate in any matter relating to the performance of simultaneous work.
9.	PROCEDURE FOR DELIVERY OF POSSESSION OF LEASED PREMISES
9.1.	The Landlord will notify the Tenant, by March 26, 2006, of the date for completion of the remodel work and the precise date (between July 1 and July 15, 2006) on which the Landlord intends to deliver possession of the Leased Premises to the Tenant. It is clarified that delivery of possession of the Leased Premises is conditioned upon the Tenant’s signature of the Management Agreement, as defined below, and provision of a bank guarantee, as defined below.

9.2.	One week prior to delivery of possession of the Leased Premises, the Leased Premises shall be inspected in the presence of representatives of the Tenant and the Landlord, and a protocol of the visit shall be written. The protocol shall contain any detail in which, in the Tenant’s opinion, the Leased Premises differ from the specifications of the technical specifications and/or from the Working Drawings. The protocol shall be signed by the Tenant or anyone on its behalf and by a representative of the Landlord. However, this shall not constitute an admission on the part of the Landlord of any alleged defects in the Leased Premises. After the defects are corrected, an additional inspection shall be made of the Leased Premises and a final delivery protocol shall be written for receiving possession of the Leased Premises.

9.3.	Should any inconsistencies or defects exist, which preclude the use of the Leased Premises for the Lease purpose or in order for the Tenant to continue performing work at the Leased Premises, should any work be necessary, the Date of Delivery of Possession shall be postponed for the period of time required for making the repairs. A new protocol will be written, as stated above, on the postponed Date of Delivery of Possession, subject to Section 8.2 above.

9.4.	Should any inconsistencies or immaterial defects exist, which do not preclude the Tenant’s reasonable use of the Leased Premises, the Tenant undertakes to receive possession of the Leased Premises. This does not derogate from the Landlord’s obligation to repair the defects and/or the inconsistencies, insofar as any exist.

9.5.	The Landlord shall bear responsibility for repairing any defect or deficiency in the construction of the Leased Premises. The Landlord and/or anyone on its behalf shall repair, at its expense, any defect in the Leased Premises resulting from non-compliance with the technical specifications and/or the Working Drawings and/or from defective work, or from the use of defective materials. In instances where the defect precludes use of the Leased Premises for the Lease purpose, the defect shall be remedied at the earliest possible opportunity. In other instances, the defects shall be remedied within a reasonable amount of time from the Date of Delivery of Possession.

9.6.	The Landlord shall not be liable for any inconsistency and/or defect and/or deficiency resulting from the work that the Tenant performs to the Leased Premises not by means of the Landlord and/or by means of materials that the Tenant chose to provide for the Leased Premises, not by means of the Landlord.

9.7.	The Date of Delivery of Possession may be delayed as a result of any statutory provision (including a regulation and order) that is not in effect on the date of this Agreement and which causes a statewide delay in construction, state of war, general mobilization, statewide strike or force majeure. Should there be a delay as a result of any or all of the foregoing reasons, then the Date of Delivery of Possession shall be extended for the foregoing period of delay. Said delay shall not be deemed a violation of the Agreement on the part of the Landlord, nor shall the Landlord be required to pay the Tenant any compensation on account thereof.

9.8.	The Tenant’s signature on the final protocol for receipt of possession of the Leased Premises shall constitute evidence of the fact that the Leased Premises have been delivered to the Tenant in accordance with this Agreement, subject to any additional notes that have been added to the protocol.

9.9.	Should the Date of Delivery of Possession be postponed due to an act and/or omission of the Tenant, including lateness in submitting the Working Drawings, the Tenant shall be required, in any case, to pay the Rent in accordance with the provisions of this Agreement. The Tenant shall further be required to bear any taxes, payments and expenses applying thereto during the Lease Period, in accordance with the Agreement, as of July 1, 2006 onwards. Should the Date of Delivery of Possession be postponed due to the Landlord’s lateness in completing the remodel work, said date shall be postponed in relation to the Landlord’s lateness.
10.	RENT
10.1.	During the Lease Period, the Tenant shall pay the Landlord monthly rent for the Leased Premises, in an amount equal to US$39,300 (Thirty-Nine Thousand Three Hundred U.S. Dollars) plus Value Added Tax (hereinafter: “Rent”).

The Rent shall be calculated as follows:

For leasing on the fourth floor, which is marked on the drawings attached as Appendix A hereto, monthly Rent equal to US$13,860 (Thirteen Thousand Eight Hundred and Sixty U.S. Dollars) plus Value Added tax.

For leasing on the fifth floor, which is marked on the drawings attached as Appendix A hereto, monthly Rent equal to US$13,860 (Thirteen Thousand Eight Hundred and Sixty U.S. Dollars) plus Value Added tax.

For the area to be leased on the ground floor, which is marked on the drawings attached as Appendix A hereto, monthly Rent equal to US$6,990 (Six Thousand Nine Hundred and Ninety U.S. Dollars) plus Value Added Tax.

For each of the aboveground parking spaces marked on the drawings attached hereto as Appendix B1, monthly Rent equal to US$43.20 (Forty-Three U.S. Dollars and Twenty Cents) plus Value Added Tax.

For each of the covered parking spaces marked on the drawings attached hereto as Appendix B2, monthly Rent equal to US$70.20 (Seventy U.S. Dollars and Twenty Cents) plus Value Added Tax.

10.2.	Each installment of the Rent shall be paid in New Israeli Shekels based on the U.S. dollar representative rate known on the date of invoice, as detailed in Section 10.4 below.

10.3.	The Rent shall be paid to the Landlord in the following manner:
A.	The first five (5) months of the Lease shall be exempt from Rent, as stated in Section 10.5 below.

B.	Rent for the sixth month shall be paid at the beginning of the month.

C.	From the seventh month of the Lease Period onwards, the Tenant shall pay the Landlord advance Rent for each 3 (three) calendar months.
10.4.	The foregoing Rent shall be remitted to the Landlord together with Value Added Tax at the rate determined by law on the date of payment. The Landlord shall issue an invoice against said payments.

10.5.	It is hereby agreed that the Tenant shall be exempt from payment of Rent during the first five (5) months of the Lease Period and from the last month of the lease during the seventh year of the lease. This exemption from Rent is granted to the Tenant as a period that has been agreed upon in advance for completion of the remodel work and in order to enable the Tenant to become organized, and is unconnected to the actual duration of time during which the remodel work and organization actually took place. It is hereby clarified that the Tenant shall not be exempt from payment of the management fees, for the entire duration of the Lease Period.

10.6.	At the signing of the Agreement, the Tenant shall pay the Landlord an amount equal to US$700,000 (Seven Hundred Thousand U.S. Dollars) plus Value Added Tax, as a down payment on the Rent for the Lease Period (hereinafter: the “Down Payment”). At the beginning of each year of the Lease, as of the second year of the Lease Period until the seventh year (inclusive), an amount equal to US$100,000 plus Value Added Tax shall be deducted on account of the Rent for the last lease months of the Lease Period, until the Down Payment has been completely deducted.

As a condition for payment of the Down Payment, the Landlord shall provide the Tenant a bank guarantee equal to US$700,000 plus Value Added Tax. The guarantee amount shall be reduced by US$100,000 at the beginning of each lease year, as of the second year. The guarantee shall be an autonomous, unconditional bank guarantee effective for thirty (30) days from the end of the Lease Period. The guarantee amount shall be dollar-linked and shall be made payable to the Tenant. It is agreed that the Tenant shall not be permitted to exercise its rights under the guarantee, unless the Landlord materially violated the Agreement and the Tenant had provided the Landlord written notice of the violation fourteen days in advance, while the Landlord failed to remedy said violation during this period. The Tenant shall return the guarantee to the Landlord after thirty (30) days have lapsed from the end of the Lease Period or from the termination of the Lease Agreement. The Tenant shall pay the Landlord the cost of the bank guarantee in advance, at the beginning of each lease year. The cost of the bank guarantee shall be in accordance with accepted market practice and not more than 1% of the guarantee balance.

10.7.	Unless otherwise instructed by the Landlord, the Tenant shall pay the Rent to the Landlord by means of direct deposit to the bank account of Kidmat High-Tech Sharon (2001) & Co., which is a registered partnership in which all of the parties comprising the Landlord are partners. Said parties established this partnership for the purpose of constructing the Building. The Rent shall be remitted against issuance of an invoice. The details of the bank account belonging to Kidmat Sharon High-Tech are as follows: Account No. 303800/96, Branch No. 707 of Bank Leumi le-Israel Ltd., in Petach Tikva.

10.8.	The Tenant declares that it was informed by the Landlord that a first-ranking mortgage is registered over the Leased Premises in favor of Bank Leumi. Therefore, the Landlord pledges and assigns to Bank Leumi all of its rights vis-à-vis the Tenant. The Landlord further instructs the Tenant to pay all of the monies due from the Tenant to the Landlord under this Agreement, to the account of Kidmat High-Tech, the details of which are provided in Section 10.7 above. The Tenant’s signature on this Agreement constitutes its consent and undertaking to act in accordance with the foregoing.
11.	MANAGEMENT AND MAINTENANCE OF BUILDING
11.1.	For the purpose of performing the services relating to the management and maintenance of the Building, the Landlord has contracted with a professional management company, which shall provide the aforementioned services. This company is N.T.M. Asset Management Ltd. or a separate company controlled by the N.T.M. company, which was established by N.T.M. especially for this purpose.
Appendix E

The Management Agreement is attached hereto as Appendix E, and the Tenant undertakes to sign said agreement as a condition for receiving possession of the Leased Premises. Should the Tenant fail to sign the Management Agreement, its signature on Appendix E shall be deemed to be its signature of the Management Agreement. The Management Agreement shall become effective as of the Date of Delivery of Possession. The Tenant undertakes to fulfill the provisions of the Management Agreement and of any law, regulation, order or bylaw in connection with the Leased Premises, with the possession and with the use thereof. The Tenant shall further bear the consequences of violation of these undertakings. The management company’s violation of the Management Agreement shall be considered a violation of this Lease Agreement, provided that the Tenant has provided written notice to the Landlord, by registered mail, of the management company’s violation of the Management Agreement, and the Landlord failed to remedy the violation and/or to replace the management company within 30 days of receiving said notice.
11.2.	In addition, the Tenant undertakes to pay the complete management fees to the Management Company in a timely fashion. Failure to pay the management fees or lateness in payment thereof shall be deemed for all intents and purposes failure to pay or lateness in paying Rent. This is in addition to the sanctions provided in the Management Agreement in this regard. It is hereby clarified that should the Tenant fail to pay the management fees as a result of any contentions it may have against the Management Company and while the Tenant is in the midst of conducting negotiations or legal proceedings against the Management Company, failure to pay the management fees shall not be deemed a violation of the Lease Agreement.

11.3.	The Landlord undertakes that there will not be an average annual price increase in the management fees exceeding 15%. Should the annual price increase of the management fees exceed 15%, the Landlord shall pay the difference that exceeds the 15%.

11.4.	Notwithstanding the statements provided hereinabove and hereinafter and/or in the Management Agreement, the Landlord and the Tenant hereby agree that should a contradiction arise between the provisions of this Agreement and those of the Management Agreement, the provisions of this Agreement shall prevail.
12.	ELECTRICITY ACCUMULATOR

The Tenant is aware that electricity shall be supplied to public areas in the Building by means of an accumulator that shall be installed by the Landlord and at the Landlord’s expense. Electricity use shall be charged in accordance with the Management Agreement, as detailed therein.

13.	TAXES AND OTHER PAYMENTS
13.1.	The Tenant undertakes to pay, for the entire Lease Period, all of the taxes, fees, property taxes and mandatory levies, both municipal and governmental, ongoing or one-time, that are imposed and that will be imposed in the future on holders of assets such as the Leased Premises. This includes sign tax, business tax, fees, business permits and licenses, excluding betterment levies. Any payment as aforesaid shall be paid by the Tenant in a timely manner.

13.2.	The Tenant undertakes for the entire duration of the Lease Period, to cover, fully and in a timely fashion, any expenses and payments connected with its use of the Leased Premises. This includes payments for electric, water and telephone supply. The Landlord shall cover any payment and/or levy imposed on the owners of assets, including betterment levies.

13.3.	The Tenant undertakes to present to the Landlord from time to time, upon the Landlord’s reasonable request, all of the receipts and/or approvals proving that the Tenant has paid all of the payments imposed on it under this Agreement.

13.4.	The Tenant undertakes to ensure that all bills issued for the Leased Premises by the relevant authorities be transferred in its name. At the end of the Lease Period, the Tenant undertakes to retransfer the records held by the foregoing authorities to the Landlord’s name.
14.	LIABILITY AND INDEMNIFICATION

14.1.	The Landlord and anyone acting on its behalf shall not be held responsible in any manner whatsoever for any damage and/or harm caused to the Tenant and/ or to its property, unless the damage was caused as a result of an act or omission of the Landlord and/or its employees and/or anyone on its behalf. The Tenant hereby waives any claim, argument or demand it may have against the Landlord.

14.2.	For the avoidance of doubt and without derogating from the provisions of Section 14.1 above, it is clarified that the Landlord and/or anyone on its behalf shall not bear responsibility and/or any liability for bodily injury and/or loss and/or damage to property of any kind whatsoever that shall be suffered by the Tenant and/or its workers and/or its clients and/or anyone on its behalf. This includes, without derogating from the generality of the foregoing, employees, agents, contractors, clients, visitors and any other person found on the Leased Premises, unless the damage was caused as result of an act or omission of the Landlord and/or anyone on its behalf.

14.3.	The Tenant alone shall bear responsibility under law for any direct loss and/or damage to the Leased Premises and/or the Building and/or to the contents thereof and/or to any person and/or corporation, including to its employees and/or to the Landlord and/or to anyone on its behalf and/or to visitors to the Building and/or to any other person, which stems from possession of and/or use of the Leased Premises and/or from any action or omission of the Tenant and/or anyone on its behalf.

14.4.	The Tenant undertakes to indemnify the Landlord for any payment that the Landlord pays or is required to pay pursuant to a court judgment, for any damage, loss or injury as stated in Section 14.3 above (including legal expenses). This excludes damage that was caused as a result of an action or omission of the Landlord, and only as a result of a claim for which a conclusive judgment was issued or a settlement was reached. This is provided that the Landlord notifies the Tenant immediately upon being served the claim and grants the Tenant a fair opportunity to defend itself against the claim. The Landlord shall not reach a settlement in the abovementioned claim without receiving the Tenant’s prior written consent.
15.	VACATING THE PREMISES
15.1.
15.1.1.	The Tenant undertakes to vacate the Leased Premises on the date of vacating the Leased Premises, and shall return possession thereof to the Landlord and/or to anyone so instructed by the Landlord, free from any person or object belonging to the Tenant. This is subject to normal wear and tear resulting from ordinary use. The Leased Premises shall include any renovation, improvement, addition, modification or repair of the Leased Premises. Notwithstanding, the Tenant shall be entitled to remove and take any addition it had installed, provided that it returns the Leased Premises to its original state, undamaged and in good condition, with the exception of normal wear and tear.

15.1.2.	Should the Agreement be terminated as a result of the Tenant’s breach thereof under the circumstances set forth herein, or in any other instance in which the Leased Premises have been vacated for any other reason, the Leased Premises shall be delivered to the Landlord or to anyone so instructed by the Landlord, complete with any renovation, improvement, modification or repair made to the Leased Premises. Nevertheless, the Tenant shall be permitted to remove and take any addition it had installed, provided that it returns the Leased Premises to its original state, undamaged and in good condition, with the exception of normal wear and tear.
15.2.	Without derogating from any other right of the Landlord under this Agreement and/or under any law, the Tenant undertakes that should it fail to vacate the Leased Premises in accordance with Section 15.1 above, the following conditions will apply:
15.2.1.	For the period between the date originally designated for vacating the Leased Premises and the actual date of vacating, the Tenant shall pay the Landlord an amount equal to twice the amount of the last installment of the Rent that it had paid to the Landlord, for each month or any part thereof. The Tenant declares that this amount has been determined and agreed by the parties as fixed damage fees that have been agreed in advance. These fees have been estimated by the parties in advance, with discretion, as the reasonable amount of the damage incurred by the Landlord for failure to vacate the Leased Premises in a timely fashion.

15.2.2.	The Landlord shall be entitled to claim and to receive from the Tenant any payment, tax, obligation, expense or any other payment for the period between the date originally designated for vacating the Leased Premises and the actual date of vacating, as if the Lease Period had continued. This shall not derogate from the Tenant’s obligation to vacate the Leased Premises. Nothing in receiving the above-detailed amounts creates a leasing relationship between the parties, with respect to the period following the date of vacating the Leased Premises.

15.2.3.	The Tenant declares that the Landlord and/or anyone on its behalf shall not be liable in any way whatsoever for any damage whatsoever suffered by the Tenant, insofar as any such damage existed, for any activity whatsoever that is connected to evicting the Tenant and/or equipment and/or property from the Leased Premises and/or for the storage of equipment and property that is required as a result of the Tenant’s failure to vacate the Leased

Premises in a timely fashion, provided that the Landlord and/or anyone on its behalf is not to blame for said damage.
16.	INSURANCE
16.1.	Without derogating from the Tenant’s obligations under this Agreement, the Tenant undertakes to take out at its expense the following insurance policies, which shall be in effect from the Date of Delivery of Possession of the Leased Premises until the end of the Lease Period:
16.1.1.	Employer’s liability insurance – coverage of the Tenant’s liability towards its employees, under the Torts Ordinance (New Version). This insurance shall cover the Tenant’s employees for death and/or bodily harm that may result from an accident or sickness during and as a result of work. This insurance shall be extended to include indemnification of the Landlord, should the Landlord be considered to be the employers of the Tenant’s employees.

16.1.2.	Third party insurance – coverage of the Tenant’s liability towards any third party, under the Torts Ordinance (New Version), of an amount not less than the shekel equivalent of [US$750,000] per event. Insurance coverage shall include the Landlord’s liability, as applicable, for the Tenant’s actions and/or omissions.

16.1.3.	Property insurance – coverage of the contents of the Leased Premises, including any repair, modification, improvement, renovation and addition of any kind whatsoever to the Leased Premises that were made and/or that will be made by the Tenant and/or on its behalf. Insurance shall cover losses resulting from fire, smoke, lightning, explosions, earthquakes, storms, floods, water damages, damage caused by aircraft, crashes, strikes, riots, intentional damage and damage caused by burglaries and break-ins.
16.2.	Notwithstanding any other provisions to the contrary contained herein or in the agreement with the management company, it is hereby stipulated and agreed that the Landlord shall insure, at its expense, the Building structure for its reconstruction value. Insurance shall cover losses detailed in Section 16.1.3 above. The Landlord shall ensure that the insurance policies are kept up to date for the entire Lease Period. The policy shall be expanded to cover loss of Rent that the Tenant was required to pay the Landlord, for a period of not less than twelve months. The Landlord undertakes to use the insurance payments first and foremost for repairing the damage to the Building. It is hereby stipulated and agreed that it is possible that the Building’s management company will take out the aforementioned insurance policies and that the insurance costs will be part of the management company expenses that are collected from the Tenant as part of the management fees.

16.3.	The following provisions will apply to the policies detailed in Section 16.1 above:

16.3.1.	The Tenant shall take out the insurance policies from a lawfully authorized insurance company. The Tenant shall take care to update the insurance amounts. In addition, it shall strictly adhere to the provisions of the policies and pay the premiums in a timely fashion.

16.3.2.	The Tenant undertakes that the policy that it takes out under subsection 16.1.3 above shall include an explicit clause, pursuant to which the insurer expressly waives its right of subrogation against the Landlord. Said waiver of subrogation rights shall not apply in favor of a person who causes damage out of malicious intent.

In addition, the policy taken out in accordance with subsection 16.1.3 above shall contain an explicit clause that provides as follows:

“The insurer declares, undertakes and confirms that its obligations toward the beneficiaries under this contract shall be toward all of the beneficiaries together and each beneficiary separately. The insurer shall be obligated to indemnify and/or to compensate, as applicable, the asset owner in the event a qualifying event occurs that is the result of the fault, negligence, omission and/or even malicious intent of the Tenant.”

16.3.3.	The insurance policies shall include a provision that the cancellation and/or modification thereof in connection with the Leased Premises and/or non-renewal of the policies shall be contingent upon a written notice provided to the Landlord by the insurer at least fourteen (14) days prior to canceling, renewing or modifying the insurance policies.

16.3.4.	As a condition for receiving possession of the Leased Premises, the Tenant shall provide the Landlord confirmation from the insurance company that the Tenant has been issued the policies that it was required to take out in accordance with Section 16.1 above. In addition, the Tenant shall provide the Landlord, upon prior written request each year, the insurance company’s confirmation for the new insurance year, of coverage terms that are not inferior to those of the previous year.

16.3.5.	The Tenant undertakes to use the payments made by the insurance company under the policies exclusively for the purpose of repairing the damages subject of the policies, which were sustained by the Leased Premises. Nothing in the foregoing restricts and/or derogates from the Landlord’s right to exercise its rights under the policies.
16.4.	The Landlord declares that it shall not have any argument and/or demand and/or claim against the Tenant and/or anyone on its behalf regarding any damage, on account of which it is entitled to compensation under any insurance that the Landlord had taken out. The Landlord hereby releases the Tenant from any liability for the abovementioned damage.

16.5.	The above insurance policies that are taken out by the Tenant shall neither restrict nor derogate, in any manner whatsoever, from the Tenant’s obligations under this Agreement, nor shall they release the Tenant from its obligation to compensate the Landlord or any other person for any damage for which the Tenant is liable under this Agreement and/or under law.
17.	LICENSING AND LICENSES
17.1.	The Tenant declares that it is familiar with the terms required for receiving any license necessary for operating its business in the Leased Premises, should any permit be necessary. The Tenant further undertakes to obtain said license personally and at its expense. The Tenant declares that the Landlord shall not be responsible thereto for obtaining any license, as stated above, for the purpose of operating the Tenant’s business.

17.2.	Should an authorized authority condition the license, under which the Tenant would be able to operate its business in the Leased Premises, upon the performance of modifications to the Leased Premises, the Tenant undertakes to obtain the Landlord’s advance written consent to perform any necessary changes, and the Landlord shall not withhold said consent other than on reasonable grounds.
18.	COMPLETIONS, ADDITIONS AND MODIFICATIONS – THE TENANT’S WORK
18.1.	It is hereby clarified that the Tenant shall not be permitted to perform changes or additional work to the Leased Premises unless it has received the Landlord’s advance written consent to do so. It is agreed that the Landlord shall not withhold its consent to the Tenant’s request to perform modifications to the Leased Premises without reasonable grounds. In any case, any modifications that the Tenant makes to the Leased Premises shall be performed at the Tenant’s expense and on its sole responsibility. This is provided that this work is performed in accordance with the law or a building permit, insofar as any such permit is required. Said work may also be performed provided that the Building’s systems, foundation, exterior walls or façade are not disturbed.

18.2.	Should the Tenant wish to perform any additions, completions or modifications to the Leased Premises or any other work in addition to that included in the specifications and the Working Drawings (hereinafter: “Modifications and Additions”), the Tenant may only perform said work, until it receives possession of the Leased Premises, by means of the Landlord and/or a contractor on its behalf, at the Landlord’s discretion and in accordance with its decision.

It is stipulated and agreed that any additions, modifications, completions and work whatsoever that the Tenant desires to perform to the Leased Premises after receiving possession thereof, shall be carried out by the Tenant subject to the provisions of this Agreement and in adherence to the instructions given by the Landlord and/or the management company in this regard. Said instructions shall obligate the Tenant and the remaining users of the Building areas, as if these instructions originally comprised part of the provisions of this Agreement. These instructions include instructions regarding insurance, work hours, safety, entry and exit paths to the property and cleaning procedure, and so forth.

In particular, it is emphasized that the Tenant undertakes that the work that shall be performed by the Tenant or anyone on its behalf, shall be performed under its strict professional supervision. The Tenant shall ensure that the work shall not harm and/or disturb the work and/or the ordinary use of the Building by other tenants or owners of areas within the Building.

18.3.	The Landlord shall be willing, but not obligated, to perform for the Tenant the abovementioned Modifications and Additions prior to delivering possession of the Leased Premises to the Tenant, based on the Tenant’s written order. For performance of the above work, the Tenant shall submit to the Landlord detailed working drawings that include all of the modifications and additions that it wishes to perform at the Leased Premises, as well as a bill of quantities describing the scope of work.

18.4.	After the parties have agreed (insofar as they agree) on the price of the Modifications and Additions, the procedure for payment and the period of performance of the work, the Landlord will then perform said work for the Tenant. Should the Landlord believe that the Modifications and Additions that have been ordered by Tenant, or the scope thereof, requires postponing the Date of Delivery of Possession of the Leased Premises, the Landlord shall provide the Tenant advance notice thereof. In this instance, a new date of delivery of possession will be determined accordingly.

18.5.	The Tenant undertakes not to perform, nor to permit or to consent to the performance of any modifications to the exterior of the Building, the Building’s foundation, the Building’s primary systems and the exterior walls of the property. Should the Tenant violate this obligation, the Landlord may employ any lawful means in order to prevent and/or to remove any such modifications. The Landlord may further seek any other legal relief against the violation, including by means of a mandatory injunction to restore the situation to its original state.

18.6.	The term “modifications” in subsection 18.5 above:

Includes the installation of air conditioners or other devices in exterior walls, damage to plaster and/or the outer coating, installation of antennas of any type, installation of pipes for electric wires or any other material on the exterior walls, the installation or hanging of signs on the exterior and interior of the Building and so forth, and modifications that may disturb the exterior and interior uniform appearance of the Building and the public area.
19.	MAINTENACE AND MANAGEMENT OF LEASED PREMISES
19.1.	The Tenant undertakes to maintain the Leased Premises in good and sound order, to avoid damaging the Leased Premises and to make immediate repairs, personally and at its expense (insofar as said repair is not the responsibility of the management company) of any defect, damage or malfunction caused by the Tenant and/or by anyone on its behalf and/or by its visitors, clients, employees and/or any other person on its behalf. The Tenant will perform the repairs in such a manner that the Leased Premises are restored to the state they were in prior to the damage, defect or malfunction.

19.2.	Should the Tenant fail to make the repairs in accordance with Section 19.1 above, the Landlord shall be permitted, but not obligated, after providing the Tenant 14 (fourteen) days’ prior written warning, to make any repair and to do take any action it deems fit for the purpose of repairing the damage and/or restoring the Leased Premises to an appropriate level and standard, as stated above, and/or to restore the situation to its original state, at the Tenant’s expense. The Tenant shall pay, immediately upon the Landlord’s first demand and without any delay, any amount that was expended by the Landlord for the purpose of carrying out the abovementioned repairs. The bills presented by the Landlord shall constitute prima facie evidence of the correctness thereof. The Landlord and/or anyone on its behalf shall be entitled to enter the Leased Premises for the purpose of exercising the Landlord’s right under this Section, after providing at least seven days’ advance notice thereof and in coordination with the Tenant.

19.3.	The Tenant undertakes not to do anything and/or to permit others to do anything to the Leased Premises or any part thereof or in connection therewith that may constitute a hazard or disturbance, or that may cause damage or inconvenience to the Landlord and/or to the other owners and/or tenants in the Building. The Tenant shall be responsible for the consequences of violations of these obligations.

19.4.	The Tenant undertakes not to hang signs and/or notices on the façade of the Leased Premises or on an exterior wall of the Leased Premises and/or in any interior area of the Building, without receiving the advance written consent of the Landlord and/or the management company. The Landlord shall likewise ensure that a space is cleared for the Tenant’s sign, the shape and location of which shall be determined by the management company.

19.5.	The Tenant undertakes to ensure the cleanliness of the Leased Premises and the surrounding area. The Tenant undertakes not to place movables and/or any other object outside of the Leased Premises. The Tenant further undertakes to avoid causing any nuisance, disturbance, inconvenience or unpleasantness to other tenants and/or owners of other areas of the Building, and to avoid using other areas of the Building, both private and public.
19.6.	The Landlord shall be responsible for repairing any defects or deficiencies caused to the Leased Premises or to the structure of the Leased Premises that result from normal wear and tear, insofar as these are not the responsibility of the Tenant under this Agreement, for the entire duration of the Lease Period.
20.	FINAL ACCOUNTING

Upon completion of the Lease Period or upon lawful termination of this Agreement, a final accounting will take place between the Landlord and the Tenant, with respect to the Tenant’s debts to the Landlord. For the purpose of the final accounting, the Tenant shall provide the Landlord confirmations from any municipal and/or governmental and/or other authority and/or from any other body to which the Tenant undertook, under this Agreement, to remit payments directly. Said confirmations shall show that as of the actual date of vacating, the Tenant has paid all of the payments, including the principal amount and/or interest and/or linkage differentials and/or fines and/or any other debt relating to the Lease Period.

21.	SECURITIES

In order to secure the Tenant’s obligations under this Agreement, the Tenant has paid a down payment on account of the Rent, which shall be deducted from the Rent in the manner detailed in Section 10.6 above. An amount of up to US$250,000 of the remaining balance of the Down Payment, as it shall be at any given time, shall serve as a security for the Tenant’s fulfillment of its obligations under this Agreement.

Up to the date of the beginning of the seventh lease year or on the date on which the remaining balance of the Down Payment stands at US$100,000 (or less), the earlier of the two, the Tenant shall provide the Landlord with a bank guarantee equal to US$100,000 plus Value Added Tax. The guarantee shall be an autonomous, unconditional bank guarantee effective for up to thirty (30) days from the end of the Lease Period. The guarantee amount shall be dollar-linked and shall be made payable to Kidmat High-Tech HaSharon (2001) & Co. The parties agree that the Landlord shall not be entitled to exercise its rights under the guarantee unless the Tenant materially violated the Agreement, and the Landlord provided the Tenant written notice thereof fourteen days in advance, and the Tenant failed to remedy said violation during this period. The Landlord shall return the guarantee to the Tenant after thirty (30) days have lapsed from the end of the Lease Period or from the termination of the Lease Agreement, as applicable. The guarantee shall be returned provided that the Tenant presents to the Landlord confirmations that it has paid all of the payments owed under this Agreement up to the end of the Lease Period or the termination of the Agreement, as stated above.

22.	VIOLATIONS, REMEDIES AND CANCELLATION OF AGREEMENT
22.1.	The parties agree that Sections 3, 6, 7, 8, 9, 10, 11, 16, 17 and 18 are fundamental clauses, the violation of which shall constitute material violation of this Agreement. Should any other section be materially violated by any of the parties and said material violation is not remedied within thirty (30) days from receipt of written warning from the other party, said section shall also be deemed a fundamental clause, and the violation of this section shall constitute a material violation of this Agreement.

22.2.	Without derogating from the foregoing herein and from any remedy granted to the Landlord hereunder, should the Tenant fail to pay in a timely fashion one of the payments it owes hereunder, the following provisions shall apply:
22.2.1.	Any amount that the Tenant owes the Landlord pursuant to this Agreement, which is not paid in a timely fashion, shall accrue Interest in Arrears from the date on which the debt was created until the actual payment thereof. This shall be without derogating from any right and/or other remedy granted to the Landlord hereunder and/or under any law.

22.2.2.	Should the Tenant fail to meet any of its obligations hereunder in connection with payments that it owes to any third party, the Landlord shall be entitled, but not obligated, after having provided written notice to the Tenant at least ten days in advance, and the Tenant has failed to remit payment within a week of receiving said notice, to make any payment and/or charge, as aforementioned, at its discretion. Thereafter, the Landlord shall be permitted to charge the Tenant for any amount borne by the Landlord, as stated, plus linkage differentials as of the date of payment and until receiving actual reimbursement of said payment.

22.2.3.	Should the Tenant be more than ten days late in making any payment due to the Landlord hereunder, and the Tenant fails to remit the payment within a week of receiving written notice thereof from the Landlord, this shall be considered a material violation of this Agreement.
22.3.	The parties agree that lateness in delivering possession of the Leased Premises to the Tenant as a result of one or more of the reasons stipulated in Section 9.7 above shall constitute justified lateness and shall not entitle the Tenant to any compensation whatsoever.

It is agreed that any lateness of up to twenty-one (21) days in delivering possession of the Leased Premises to the Tenant shall not entitle the Tenant to any compensation, nor shall said lateness constitute a violation of the Agreement. Lateness exceeding 21 days shall entitle the Tenant to retroactive compensation from the first day of lateness.
Lateness exceeding the abovementioned date in delivering the Leased Premises to the Tenant shall entitle the Tenant to compensation from the Landlord, in an amount equal to the monthly Rent plus Value Added Tax per each month of lateness and to part of this amount for the proportionate part of a month of lateness.

22.4.	The parties hereby stipulate and agree that should any of the parties materially violate all or part of this Agreement or any of the provisions thereof, and the material violation is not remedied within a reasonable amount of time after the violating party has received a written warning thereof, which provides a reasonable amount of time for remedying the violation (in which case this shall constitute a material violation) and/or should the party materially violate the Agreement, the other party shall be entitled to cancel the Agreement. Should the Tenant materially violate the Agreement, the Leased Premises shall be vacated within fifteen days of receiving a letter of demand from the Landlord. Should the Landlord materially violate the Agreement, the Landlord shall take every possible step to ensure that this Agreement is also respected by the Landlord’s replacement.
23.	TRANSFER OF RIGHTS
23.1.	The Tenant undertakes not to assign, transfer, endorse to another party, grant, lease as lessor or pledge in any manner whatsoever all or part of its rights and obligations hereunder to another party or parties, in any manner whatsoever, unless the Landlord has given its advance written consent. The Landlord shall not withhold its consent to the said transfer other than on reasonable grounds, provided that it does not incur any loss or expense as a result of the aforementioned transfer. The parties stipulate and agree that in any case the Landlord shall not permit the Tenant to transfer its rights and obligations in the Leased Premises as long as the Tenant has failed to make the full payments due from it as of the date of transfer, in accordance with this Agreement and/or any applicable law.

23.2.	The Tenant hereby undertakes not to permit other parties to share the use and/or possession and/or operation of the Leased Premises. The Tenant further undertakes not to grant to any person or entity possession and/or permission to use and/or any benefit and/or any other right in all or part of the Leased Premises, with or without consideration or in any other manner, without receiving the Landlord’s advance written consent. The Landlord shall not withhold its consent to the foregoing other than on reasonable grounds.

23.3.	Notwithstanding the statements herein, it is agreed that the Tenant shall be permitted to find a replacement tenant for the Leased Premises, which shall be found satisfactory by the Landlord. The Landlord shall provide its prior written approval of the replacement tenant, at its discretion. In any case, the Landlord shall have the discretion to decide whether to approve the replacement tenant, as stated above, unless the replacement tenant leases the Leased Premises under terms that are not inferior to the terms of this Lease, and signs a lease agreement that is identical to this Agreement, mutatis mutandis, including a management agreement.
The Landlord shall not incur any damage and/or expense of any kind whatsoever that is a result of a change in tenants, including attorney fees.

23.4.	The Landlord and/or each of its individuals may, as it sees fit, transfer its rights and obligations hereunder to another party and/or parties, and may sell the Leased Premises. Any transferee may, as it sees fit, transfer its rights and obligations hereunder to another party and/or parties upon providing written notice thereof to the Tenant, without being required to obtain the Tenant’s consent to each abovementioned transfer. This is provided that the Tenant’s rights under this Agreement are not prejudiced by the said transfer.
24.	GENERAL
24.1.	The Tenant shall add Value Added Tax, at the rate determined by law on the date of payment, to each payment that it makes pursuant to this Agreement. Said payment shall be made against issuance of a lawful invoice.

24.2.	The Tenant is aware that the lots that are adjacent to the Leased Premises and to the Building also belong to the Landlord. Therefore, the Tenant shall not unreasonably object to any additional construction that the Landlord shall perform to the aforementioned adjacent lots, and to any modification to a Town Planning Scheme and/or new Town Planning Scheme initiated by the Landlord.

24.3.	The Tenant declares that it is aware that the Leased Premises include a secure area (hereinafter: “Secure Area”). The Tenant shall be entitled to use the Secure Area for its personal needs, except during an emergency situation, subject to the permit required from any authorized authority, if any permit is so required. In addition, the Tenant is aware that it shall not be permitted to perform any changes or installations in the Secure Area without the permission of the management company and a lawful permit from the relevant authority.

24.4.	The Tenant shall permit a representative on behalf of the Landlord to enter the Leased Premises, after advanced coordination with the Tenant, for the purpose of examining whether the Tenant has fulfilled its obligations hereunder, and in order to show the Leased Premises to future potential buyers and/or tenants.

24.5.	Should the Tenant be comprised of more than one individual or more than one legal entity, or if the Tenant is a partnership, the provisions of this Agreement shall apply to each of the parties comprising the Tenant or to each of the parties comprising the partnership, as applicable. The obligations of the parties comprising the Tenant shall be joint and several.
24.6.	Any waiver, pardon or extension granted by the Landlord shall not be valid unless provided explicitly and in writing. Moreover, no waiver, pardon or extension of any violation of this Agreement should be construed or inferred from any action or omission on the part of the Landlord that is not an explicit, written notice. Should the Landlord delay or abstain from exercising any right granted to it hereunder, it shall not be construed as being precluded from doing so. No written waiver in respect of any occurrence or event on one occasion shall be deemed a waiver in respect of any other occurrence or event or such occurrence or event so waived on any other occasion.

24.7.	Debts owed by one party to the other may not be offset.

24.8.	The parties agree that this Agreement reflects, embodies, constitutes and expresses the entire agreement among the parties with respect to the subject matter hereof, and any representation, promise, understanding, agreement, declaration and/or obligation that is given and/or made, either verbal or written, including by means of a document, a letter, advertising leaflet or brochure shall have no force or effect, nor shall they obligate the parties to this Agreement.

24.9.	Any modification to this Agreement shall only be valid if it has been made in writing and signed by the parties hereto.

24.10.	The Landlord and the Tenant shall share equally the stamp duty on this Agreement, should any apply.
25.	OPTION TO LEASE ADDITIONAL PARKING SPACES

The Tenant shall have the option of immediately leasing from the Landlord an additional 25 (twenty-five) parking spaces in the underground parking lots, after providing written notice thereof to the Landlord no later than the Date of Delivery of Possession. The Landlord is obligated to hold a sufficient number of underground parking spaces for the purpose of the Tenant’s exercise of this right (hereinafter: the “Option”).

Should the Tenant fail to exercise the Option until the Date of Delivery of Possession, the Landlord shall not be obligated to hold the parking spaces in the Building for the Tenant. Instead, the Tenant shall be granted the first right with respect to the last twenty-five (25) vacant underground parking spaces in the Building that are owned by the Landlord (the “Parking Spaces”). The Landlord undertakes that prior to leasing the Parking Spaces or any part thereof to a third party, it shall first offer the Parking Spaces to the Tenant on the same terms, by providing a notice thereof at least 14 days in advance.
26.	PARTIES’ ADDRESSES FOR THE PURPOSES OF THIS AGREEMENT ARE AS DESIGNATED IN THE PREAMBLE HERETO

26.1.	After the commencement of the Lease Period, the Leased Premises shall be designated as the Tenant’s address for the purpose of this Agreement. Should the Landlord change its address, it shall provide the Tenant notice thereof and its new address shall thereafter serve as the Landlord’s address for the purpose of this Agreement.

26.2.	Notices sent in connection with this Agreement shall be made in writing and shall be sent by registered mail or by facsimile, or shall be delivered in person. Each notice shall be deemed to have arrived at the address within a reasonable amount of time.
     IN WITNESS WHEREOF, the parties hereto affix their signature:

/s/ [Illegible]	/s/ Adi Sapir

The Landlord	The Tenant

Aderet Hod Hasharon Ltd.	Allot Communications Ltd.

MIRITZ INC.

Leah and Israel Rubin Assets Ltd.

Tamar and Moshe Cohen Assets Ltd.

Drish Assets Ltd.

S.L.A.A. Assets and Consulting Ltd.

Iris Katz Ltd.

Y.A. Groder Investments Ltd.

Ginotel Hod Hasharon 2000 Ltd.

List of maintenance services – Appendix 1
1.	Cleaning

1.1	The cleaning of the stairwells, the corridors, the yard, the access paths, the parking basements, the elevators and the restrooms.

1.2	Sweeping all the areas, washing the stairwells, washing and cleaning and sanitization (when necessary) of garbage storage areas, sanitizing and disinfecting (when needed) against insects in the front of the building and the common areas.

1.3	The supply of toiletries in the restrooms.

2.	Maintenance of the yard

Maintaining the gardening, facilities, roads and sidewalks.

3.	Doorman

Operating the doorman and reception services in the Building, safeguarding the public areas.

4.	Plumbing

4.1	The public water system and the tap system in the common property. Handling of the water reservoir including chemical cleaning.

4.2	Payments for consumption of public water.

4.3	Examining the functioning of the taps, examining the functioning of the pumps, examining the functioning of the piping including carrying out preventative maintenance repairs and fixing of breakdowns when needed.

5.	Sewage

Cleaning and washing out the control cells, cleaning and washing out the channels, clearing blockages and repairs, when necessary.

6.	Pumps

Current maintenance, oiling and repairing breakdowns of the cold and hot water pumps in the building, when needed.

7.	Electricity

7.1	Replacing bulbs, switchers and electricity fuses (in service and public areas).

7.2	Repair and replacement of the automatic switches in the stairwells should they break down.

7.3	Supervision and handling of the electrical and control board panels of the building, including thermographic examination of the electrical board panels and repair of faults in the electrical board panels.

7.4	Arranging lighting in the parking area during all days of the week and all hours of the day.

8.	Elevators

8.1	Handling and periodic examinations, as required by law, of the elevators and parts thereto.

8.2	Repair of the elevators and replacement of parts.

8.3	Immediate response to every call in the event of a breakdown during regular working hours.

9.	Generators and emergency systems

9.1	Operating the emergency generators.

9.2	The supply of fuel to the fuel container of emergency generators.

9.3	Monthly maintenance including replacement of distilled water, oil and filters, cleaning and oiling.

9.4	Maintenance of fire sensors’ system and sprinklers.

9.5	Management and maintenance of public-address systems.

10.	Glass

Repair of broken glass and mirrors – in the common areas of the building as well as in the unit.

11.	Air conditioning (chiller)

11.1	The maintenance of the central air conditioning systems of the building and operating it between the hours of 08:00 to 21:00 on weekdays and between 08:00 and 14:00 on Fridays and the holidays’ eves.

11.2	Preventative maintenance and management of the central air conditioning system of the building, including air conditioning channels.

11.3	Response within a reasonable time for every call in the event of a breakdown during normal working hours.

11.4	This clause does not include management of the air conditioning system within the units in the building.

12.	Repairs for which a third party is responsible

An approach to the landlords and/or the contractor as defined in the purchase contract / lease contract and/or the insurance company, with respect to repair of malfunctions and/or damages to the systems and/or the building within the units and/or the common areas, which are their responsibility, and supervising such repairs.

13.	Multi-annual repairs

13.1	Repair of the plaster and paint in the stairwell (as needed).

13.2	Repair of the flooring in the entrance and in the parking areas and gardens.

13.3	Repair of the entrance doors.

13.4	Repair of the net, steel or stone fences.

13.5	Repair of mailboxes’ locks which broke or are not functioning.

13.6	Painting the net or steel fences.

14.	Insurance

Handling all matters concerning the issuance of insurance according to the management agreement, payment of insurance premiums, negotiations with insurance companies, handling claims for damages and supervising the restoration of damages.

15.	Miscellaneous

15.1	The Holders of right to use the parking lot shall be able to enter the parking lot’s basements during all days of the week and at all hours of the day.

15.2	Every other service which the management company will decide, with the approval of the landlords and at its discretion, provided that it is required in order to manage and maintain the common areas and/or the common facilities and/or the common systems in the building.

15.3	Depending on the specific agreement with the client.

Appendix 2
Provisions that will apply to the users of the parking garage in the building for parking vehicles
1.	The Tenant declares that he examined the location of the parking places allotted to him (hereinafter: “the parking places”) and found them to be suitable for its use and needs.

2.	The Tenant declares that on the request of the Landlords and/or the Management Company, the Tenant will submit an updated report on the identity of all users of the parking places, on its behalf, and their vehicles.

The Tenant undertakes that the right for parking in the parking places will not be transferred to any others only until after informing the Management Company of this in advance.

3.	The Tenant undertakes that it and everyone who will park in the parking places on its behalf in the parking garage will park only in those places allotted to the Tenants and not in any other place.

4.	The Tenant undertakes that it and everyone using the parking places on its behalf will comply with the instructions of the Landlords and/or the Management Company in connection with the use of the parking garage and everything connected with behavior in the parking area.

5.	The Tenant knows that the parking area and the area of the passages in the area is limited and therefore the Tenant and anyone using the parking space on its behalf will be obligated to drive in the area of the parking garage with special care, and be considerate and polite to the other users.

6.	The Tenant declares that it and all the users of the parking places on its behalf know that no guard will be placed at the entrance to the parking garage and that the automatic barrier at the entrance to the parking garage is not protection and/or a security against the theft of vehicles parked in the parking garage or against the theft of anything from the vehicles parked in the garage.

7.	The Tenant knows and undertakes on behalf of all the users of the parking places on its behalf, that the Landlord and/or the Management Company will not have any responsibility for any damage caused in the area of the garage to any vehicle at the time of its parking in the garage and/or entry to the garage and/or exit from the garage and every damage due to accidents of any types whatsoever in the area of the parking garage.

8.	The Tenant declares that he and all the users of the parking places on its behalf know that the Management Company and/or the Landlords do not have any insurance for damage of any type whatsoever caused to the vehicles parked and/or staying and/or using the parking garage and in every case of damage of any type whatsoever, the Management Company and the Landlords will be exempt from any responsibility and/or liability.

9.	The Tenant and all the users of the parking places on its behalf know that the Landlords and/or the Management Company are not and will not be responsible for guarding the vehicles that park in the garage and that the provisions of the Guard Law 5727 – 1967, will not apply to this agreement in general and to the parking of a vehicle in the garage in particular, and therefore none of them will have any responsibility for breaking into a vehicle and/or theft of any vehicle and/or damage to the vehicle which will occurre within the area of the parking garage.

10.	The Tenant undertakes that anyone who parks in the parking places on its behalf (hereinafter: “a User”) will have all the provisions of this appendix and the following explained or clarified to that person:
10.1	That a user in the parking garage must indemnify any party and/or the owners of the garage and/or the Landlords and/or the Management Company for any damage caused by his vehicle in the garage;

10.2	That any damage and/or loss caused in the area of the parking garage to a person and/or to a vehicle as a result of the use of the parking garage will be handled by the vehicle’s owner in the framework of existing vehicle insurance and that the user and/or the insurance company on his behalf undertake not to claim from the Landlords and/or the Management Company for such damages.
11.	The Tenant knows that anyone who manages the parking garage may, after issuing warning of this, vacate the area of the parking garage of every parking car without authority and/or contrary to instructions, and that the owner of the parking garage and anyone who manages the parking garage and/or anyone on their behalf will not be responsible for any damage caused as a result of such an occurrence.

12.	The Tenant was informed that it must not leave keys in the vehicle and must not hand them to any of the parking garage employees.

Notwithstanding the aforesaid, should the Tenant or anyone on its behalf decide, for any reason, to leave the keys in the vehicle and/or to deposit them with the parking garage employees, then the Tenant declares that it is aware of the risks connected with this, including in view of the possibility of duplication of the keys and/or making any use of them illegally by the parking garage employees and/or any other person, whether maliciously or in error.

Therefore; the Tenant exempts the Landlords and the Management Company and everyone on their behalf from any liability for any damage or loss caused as a result of depositing and/or leaving the keys, as mentioned above.

Appendix C-1
The Kidmat Hi Tech — Hod Hasharon Project
Technical Specification Schedule for Internal Finishing Work
Work Schedule for the Offices in the 4th, 5th Floor and the Offices in the Ground Floor
1.	Concrete pillars/walls and construction

Plastered or covered with plasterboards and painted with Supacryl.

2.	Partitions

Single chrome plaster boards with rock-wool acoustic insulation with a density of 80 kg/cubic meter. Painting with Supacryl. The quantity of internal partitions will be: 1 sq. meter of partition per sq. meter net of the area of the unit. Partitions between the different units and/or between public areas and the unit: double chrome plaster boards with the aforementioned rock-wool density. All the aforementioned is in accordance with the architectural plan attached to the contract.

3.	Plaster walls

These will be erected from a concrete floor to a concrete ceiling, including the internal insulation. Unit depressions concrete and pillars. These depressions and pillars will be covered with plaster walls

4.	Artificial Ceilings
•	A mineral semi-sunken acoustic ceiling with dimensions of 60/60 and at a basic price of NIS 40 per sq. meter. L + Z profiles at the joints between ceiling and walls.

•	5% of the total unit area lowered with plaster ceilings (cornice).

•	At the joint between a round (curtain) wall and an acoustic ceiling, the joint must be made using a plaster ceiling, without relating to the 5% in the schedule.

•	Paint shades for the walls and lowering plaster according to the client’s preference.
5.	In the rooms, a carpet at a basic price of NIS 65 per sq. meter.

6.	In the corridors and entrance porcelain granite at a basic price of NIS 60 per sq. meter + the cost of labor NIS20 per sq. meter – A total of NIS 80 per sq. meter.
a.	Replacing granite porcelain for lamination parquets in the corridors and entrance, a total of 160 sq. meters. The price of parquets including work is NIS120 per sq. meter.

b.	In the storeroom – Ant-static linoleum, the difference in price for the anti-static is at the tenant’s expense.

c.	In the computer room and laboratory — Ant-static linoleum, the difference in price is at the tenant’s expense.

d.	Changing 150 sq. meters of the laboratories from carpets to anti-static linoleum — The price of the anti-static linoleum, material including work — NIS115 per sq. meter.
7.	Entrance Door
a.	Security door with an oil return and Shakal Handle, transparent or milky tempered 10 mm thick glass according to the client’s preference.

b.	In the main opening fifth floor a double security door.
8.	Interior Doors

Lamino Pandoor doors with straight lintels, the fittings will be from the Pandoor Company’s stock – The number of doors is according to the architectural plan attached to the contract.
9.	Electricity
a.	The size of the electrical connection for each unit is based on 60 Watts per sq. meter illumination and apparatus load (fed by the Israel Electric Company) with the addition of heating and air-conditioning loads according to the air-conditioning consultant’s calculations (fed by the public connection in the building).

b.	Paz-Or Model 54430 Darklight reflector fluorescent 4 x 18 watt illumination bodies from the Gaash Company, including a reflector, illumination at a level of 600 lux, planning by an electrical engineer.

c.	Replacing 100 standard parvol bodies of Hampert with 150 25 x 25 parvol bodies with dimmers at a price of NIS 250 per body in accordance with Allot’s decision.

d.	Replacing 60 parvol bodies of Hampert with 100 PL lights at a price of up to NIS120 per body in accordance with Allot’s decision.

e.	Emergency sign illumination body, including a nickel cadium battery, fluorescent light. To be installed above the entrance door to each unit. Quantity: a single illumination point for each unit entrance door of the office.

f.	Electrical accessories:
i Switches – Produced by Gavis or equivalent according to Allot’s decision.

ii Electrical plugs, communication jacks — integral accessories (boxes) as detailed below in this paragraph will be manufactured by Adaplast or Simabox (cost differences compared with D.I.G. Modolux model, if existing, to be paid according to the arrangement between the parties to the agreement).
A total of 475 electrical points that contain 6 electricity points ands 4 communication points in one box.

A single electrical plug every 10 meters in the public areas

An electrical plug in the central communications cupboard and a plug for the alarm system.
g.	Allot will execute the electrical and communications work including boards, in the laboratories and communications room by itself and at its expense.

h.	A connection point for air-conditioning units, including a thermostat for each air-conditioning unit.

i.	A complete electrical cupboard including inspection by an authorized inspector, as aforementioned for the fire-extinguishing system.

j.	Order for an electricity connection that supports the anticipated electricity consumption (to remove any doubt – including in the laboratories) from the Israel Electric Company will be executed by the contractor at his expense. Allot will provide an anticipated electricity consumption table for the laboratories.
10.	Air-conditioning
a.	Nachshon blowers will be set up in the office units. The blowers will be fed by means of water piping with a two pipe spread. The blower units will have electrical heating bodies. Operation using a thermostat for each Nachshon blower unit.

b.	Fresh, filtered and treated air will be supplied to all the rooms, via channels, from the fresh air treatment unit setup on the roof of the building, 2 air changes per hour.

c.	Complete air-conditioning planning according to the air-conditioning engineer’s plan. A control switch for the air-conditioning in each room.
11.	The sprinkler system

Decorative sprinklers will be installed over the entire unit area, adapted to the acoustic ceiling.
12.	Fire and smoke detection system, gas extinguisher, alarm system

A. fire detection system, gas extinguisher and alarm will be installed wherever required by the fire extinguishing services
13.	Interior windows

Transparent or milky glass on a fixed glass base in an L or U profile 25 70 x 10 units, 20 50 x 200 units according to the standard.
14.	Kitchens on each floor

3.10 bottom cupboard + upper cupboard = 6.20 sq. meters + the existing kitchen unit on each floor

1.20 bottom cupboard + upper cupboard = 2.40 sq. meters + existing kitchen unit on each floor.

In each kitchen: Marble surface, sink, plumbing, tap, 3 rows of ceramic tiles above the marble from the sample stock provided by the company.
Remarks
In the conference rooms, Allot will make folding acoustic doors that enable dividing the rooms, at its expense.
Changes in the plans at a level of 20% (quantities and locations) are possible.
Technical Specification Schedule for the Laboratory and Storeroom Areas on the Ground Floor
1.	Storeroom

Illumination, painting, air-conditioning, electrical and communications points, 2 double doors (for a broad portal), kitchenette, anti-static linoleum covering for the floors (the difference in price for the anti-static is at the tenant’s expense).

2.	Laboratory

Acoustic ceiling, air-conditioning, painting, illumination, anti-static linoleum covering for the floors (the difference in price for the anti-static is at the tenant’s expense) (Laboratory electricity by Allot).

Appendix E
Management Agreement
Entered into in Ramat Gan, as of
the 13th day of the month of February 2006
By and between:
Allot Communications Ltd., P.C. 51-239477-6
5 Hanagar, Hod Hasharon
By its authorized signatories, Mr. Yigal Jacoby and Mr. Adi Sapir
(hereinafter: the “Holder”)
Of the first part;
And
N.T.M. Property Management Ltd.
P.C.
(hereinafter: the “Management Company”)
Of the second part;
WHEREAS the Holder has leased the Unit, as defined below; and

WHEREAS the nature and standard of the Project and the Building require that the maintenance and management of the Building, as well as the performance of the Services, as defined below, be supervised by one professional body, which shall ensure that these are executed at the appropriate standard in a unique, routine and consistent manner; and

WHEREAS the Holder desires and consents that the Management Company exclusively administrate and perform these services, and the Management Company has consented to undertake to fulfill this position, all subject to the provisions of this Agreement;

DEFINITIONS

Unless otherwise required by context, the following terms shall have the meaning stated alongside them, as follows:

“Project” -	The Building, which includes areas for offices, trade, parking, storage and for any other purpose and/or any purpose that shall be permitted in the future under any law.

“Building” -	The building that was constructed on the property (Temporary Lot 8, based on TPS (Town Planning

Scheme) HR/MK/8 and the modifications thereto, which is located on part of Lot 9 Parcel 6574 in Hod Hasharon), as part of the Project.

“Unit"-	The leased premises in the Building that the Holder leased from the landlords, which is located on the fourth and fifth floor and the western ground floor of the Building.

“Net Area of the Unit"-	The entire area that appears in the drawings attached as Appendix A to the Lease Agreement and marked in (color) , including any protrusion, structure, pole, interior space, partition and/or wall that is located, if any, within the Unit and the entire floor area under the exterior walls of the Unit, even if these serve as a joint wall for the Unit and another unit and/or property.

“Gross Area of Unit” -	The net area plus 25% of the Net Area of the Unit, or 3,646 square meters.

“Lease Agreement” -	The agreement pursuant to which the Holder leased the Unit from the Landlords, to which this Management Agreement is attached as Appendix A.

“Landlords” -	The lessors that leased the Unit to the Holder, in accordance with the Lease Agreement.

“The Joint Areas” -	All of the areas in the Building that are defined as joint property by law and/or by the building regulations that shall be registered. This includes the facilities and areas that are located inside or that service the Building and the Project, or which are used by all of the tenants, even if they are not part of the joint property.

“Facilities” -	Air-conditioning, elevators, electrical, lighting, plumbing and water systems and facilities, and restrooms, fire extinguishment systems, and sewage and canal systems that were intended, or which the Management Company designates from time to time, for common use by unit holders and/or by all or most of the users of the Building or the Project, directly or indirectly, regardless of whether these are located within the Building.

“Services” -	The management, operation, repair, maintenance, equipment renewal, funds for equipment renewal and replacement, cleanings, inspection, repairs, lighting, gate keeping, gardening and insurance of the Joint Areas and Facilities, as defined above, and of facilities and areas in the Project that service and/or that are used by all of the tenants in the Building. Without derogating from the generality of the foregoing, the Management Company shall be permitted, at its discretion, to manage, execute, initiate and provide all or part of the services that are detailed in the list that is attached hereto as Appendix 1, for the public areas.

Considering the unique nature and complexity of the Project and the Building, and for the purpose of maintaining a suitable standard for the Building and the services provided, said Services may also include services such as structural insurance, third party insurance providing coverage for possible damage to persons or property, including in the Joint Areas, and other additional insurances. This also includes payment of taxes and mandatory payments of any kind that apply to the Joint Areas, as well as cleaning the Joint Areas and the operation and provision of various services to the tenants of the Building, for their benefit and enjoyment, all at the discretion of the Management Company.

“Owners Representation” -	Representation that shall be appointed from time to time by the holders of the majority of ownership rights in the Building.
          NOW, THEREFORE, the parties stipulate and agree as follows:
1.	PREAMBLE AND APPENDICES
1.1.	The preamble hereto, including any definitions and declarations included therein, and the appendices thereto, constitute an integral part hereof.

1.2.	The headings of the Agreement are for the parties’ convenience only and are not to be considered in construing or interpreting this Agreement and/or the terms thereof.
2.	NATURE OF AGREEMENT
2.1.	The Management Company undertakes the exclusive management and performance of the Services and the Holder give its consent thereto. The Holder further exclusively grants to the Management Company the management and performance of the Services, which are to be performed on the standards of the Building and the Project, and on the terms and for the consideration detailed herein.

The Holder undertakes not to perform the Services and/or any part thereof by itself and/or by means of any other party, other than the Management Company.

2.2.	The Management Company shall be entitled, from time to time and at its sole discretion, to determine the scope, nature and level of frequency of the Services and which part of the Services will be provided to the Joint Areas or to specific parts thereof, as well as the times and method of supply, provided that the Services are provided on the standard common to similar buildings in the area.
Notwithstanding the foregoing, the parties hereby agree that the Management Company shall be obligated, in any case, to provide all of the Services detailed in Appendix 1 hereto as a minimum service package.
2.3.	The Management Company shall be entitled to contract, from time to time, with another party, for the joint use and maintenance of the facilities, systems and areas in the Project that service the Building and part or other parts of the Project. Said contract would relate to the distribution of expenses for the said joint use.

2.4.	The Holder hereby grants power of attorney to the Management Company to receive possession and/or the use of the Joint Areas, and the Management Company undertakes to take possession thereof.
3.	DATE OF COMMENCEMENT OF PROVISION OF SERVICES
3.1.	The Management Company undertakes to manage and to provide the Services as of the date of delivery of the Unit to the Holder, in accordance with the Lease Agreement (hereinafter: the “Determining Date”).

3.2.	The Management Company shall be entitled to commence the management and provision of the Services even prior to the Determining Date, insofar as this is reasonably required and unrelated to the number of units that have already been occupied in practice, in the Building and/or in the Project. For the avoidance of doubt, the Holder shall not be required to remit any payment for expenses and Services that were provided prior to the Determining Date.

3.3.	The Holder undertakes to fulfill all of the obligations imposed on it hereunder, including payment of the Expenses and the Management Fees, as defined herein, as of the Determining Date. This shall be the case even if the Holder has not yet occupied the Unit.
4.	INSTRUCTIONS AND PROCEDURE
4.1.	The Management Company shall from time to time determine instructions and procedures in connection with the management and provision of Services, as it sees fit. This is provided that said instructions do not explicitly contradict the provisions of this Agreement or affect the reasonable use of the Unit. The Holder undertakes to comply with said instructions and procedures.

4.2.	The Management Company shall determine reasonable rules of conduct that would be binding upon all of the users of the Units in the Building and the Project. This is in order to ensure the standard of the Project and/or in order to prevent disturbances and nuisances to the holders and users of the units in the Building and/or in any part thereof.

4.3.	The Management Company shall be entitled to designate areas within the Joint Areas to be used for accessways, cables, piping, facilities, installation of antennas, tanks and similar devices that serve the Building.

4.4.	The Management Company shall be entitled to determine reasonable guidelines with respect to entry and exit, safety, access to the Joint Areas, manner of use of the Joint Areas and regulations governing the use of the parking spaces, among other things.

4.5.	The Management Company shall maintain in its offices an orderly file, which shall contain the current regulations determined by the Management Company (such as safety regulations, fire extinguishment regulations, procedure for signs on the interior and exterior of the Building, use of the load elevator and replacement of windows in the Building). The file shall be available for the holders’ perusal during the Management Company’s normal business hours.
5.	UNDERTAKINGS OF THE MANAGEMENT COMPANY
     The Management Company hereby undertakes as follows:
5.1.	To employ a network of technical, professional and managerial employees to perform the work entailed in managing and performing the Services. In addition, the Management Company shall also be entitled to manage and perform all or part of the Services by means of contractors, subcontractors, staff, experts, consultants and workers, or by any other means determined by the Management Company, at its discretion. This includes employing full-time or part-time employees, pursuant to a special agreement or to any other terms, as it deems fit.

5.2.	The Management Company shall maintain an office with a telephone connection, from which it shall supervise the management and performance of the Services.

5.3.	The Management Company shall keep separate and orderly records of its expenses and income, as stated in Section 12 below. The Holder may contact the Management Company during ordinary business hours for any clarification and/or question regarding the management and performance of the Services and/or with respect to the activities of the Management Company. The Management Company shall act in this regard in accordance with Section 13 below.

6.	HOLDER’S UNDERTAKINGS
     The Holder hereby undertakes as follows:
6.1.	To maintain communication with the Management Company in connection with matters relating to the management and/or performance of Services in the Project hereunder, and to participate in the expenses entailed in the management and performance of the Services, on the basis of an index that shall be determined by the Management Company under this Agreement and approved by its accountant (hereinafter: the “Maintenance”), all as stated in the provisions of this Agreement.

6.2.	To refrain from carrying out, personally or by means of others, any activity and/or treatment and/or service that has been granted to the Management Company under this Agreement. This is unless the Management Company has given its written consent prior to carrying out the activity or treatment and/or should the Management Company fail to fulfill its obligations under this Agreement even after the Holder has provided written warning to the Management Company and the Landlords a reasonable time (based on the particular circumstances) in advance.

6.3.	The Holder or anyone acting on its behalf shall cooperate with the Management Company and shall provide it assistance on any occasion in which said cooperation or assistance is required in order to enable the sound and orderly management and/or performance of the Services.

6.4.	To personally adhere to the instructions and/or regulations issued by the Management Company in Section 4 above, and all of the instructions applying to all of the users of the Building’s parking lot, a description of which is attached as Appendix 2 to the Lease Agreement and the Management Agreement. The Holder will further ensure that all of the parties sharing the use of the Unit, as well as any visitor to the Building or Project on its behalf, adhere to these instructions.

6.5.	To permit the Management Company and anyone on its behalf, after providing written notice, if possible (with the exception of emergency situations), to enter the Unit in order to perform work relating to the management and performance of Services. This is regardless of whether this work is performed in connection with the Holder’s Unit and/or in connection with another unit in the Building and/or for the purpose of performing repairs to the Joint Areas. This includes opening walls, flooring, ceilings and other parts of the Building, and replacing or repairing plumbing and other systems and facilities, and to perform any work that the Management Company deems necessary for the purpose of performing the Services hereunder. The Holder shall not have any argument towards the Management Company regarding any disturbance and/or indirect damage it suffered as a result of the foregoing, other than on reasonable grounds only. Should any such activity be required, the Management Company will take the necessary steps to ensure that the disturbance to the Holder is minimal and in order to restore the Unit to its original state at the earliest possibility.

For the avoidance of doubt and without derogating from the generality of the foregoing, the Holder undertakes to permit representatives of the Management Company to enter the Unit at any reasonable time and in advance coordination, in order to clean the exterior glass.

6.6.	To inform the Management Company at the earliest possible opportunity (based on the circumstances, with the appropriate urgency) of any malfunction requiring action on the part of the Management Company.

6.7.	To agree to have this Agreement registered with the Land Registry Office. This Agreement shall be registered by attaching it to the building regulations and/or to the lease deed and/or by any other means, at the discretion of the Landlords.

6.8.	The Holder is aware that during an emergency situation, it will be required to vacate the secure room/s within the Unit and to make them available to all of the unit holders on the same floor. Therefore, the Holder undertakes to act accordingly during emergency situations and to make these secure areas available to the Management Company in accordance with the guidelines determined by the Management Company. Should the Holder fail to vacate the secure room and/or rooms on the date determined by the Management Company, the Management Company shall be entitled to enter the secure room and/or rooms in order to vacate them personally, without providing any additional warning to the Holder.
7.	PAYMENTS OF EXPENSES RELATED TO THE MANAGEMENT AND PERFORMANCE OF SERVICES
7.1.	The Holder undertakes to pay the maintenance fees to the Management Company, together with the holders of the other units. These fees shall include all of the expenses incurred by the Management Company and the costs entailed in managing and performing the Services, including overhead costs and the depreciation fund (as defined in Section 7.3 below), and the Management Fees detailed in Section 8 below (hereinafter jointly called: the “Expenses”). The Holder’s share in the total Expenses shall be proportionate to the ratio of the gross area of the Holder’s Unit and the gross area of the Building, which is 9,037 square meters (i.e., currently, the Unit constitutes 40% of the area of the Building).

Should part of the Expenses be expended in connection with the Services or any part of them, which the Management Company believes are provided to or serve only part of the Building units, then the Management Company shall charge the holders of these units, or principally the holders of these units, for these expenses. The charge shall be made based on an index determined by the Management Company, at its reasonable discretion. A written certificate signed by the accountant of the Management Company shall constitute conclusive and decisive evidence of the index for the distribution of the Expenses among the tenants of the Building.

Should part of the Expenses be expended in connection with the Services or any part thereof, with respect to which the Landlords and/or any of the owners of the Building and/or the contractor (as defined in the Purchase/Lease Agreement) and/or the insurance company have any obligations, the Management Company shall contact the responsible party and shall supervise said party’s handling of the matter, at the party’s expense. Should the Management Company bear the expenses and/or payments in this regard, it shall thereafter collect these expenses from the responsible party, and these expenses shall not be included in the Expenses that are collected from the holders.

7.2.	The Management Company shall include in the Expenses amounts that are intended to cover the depreciation of the Facilities, the Joint Areas and the equipment, as well as the systems and facilities of the Management Company that are necessary for the performance of the Services, or any part thereof, at the exclusive discretion of the Management Company (hereinafter: the “Depreciation Fund”). The parties hereby stipulate and agree that the amounts set aside for the Depreciation Fund shall not exceed 2% of the Expenses.

The Depreciation Fund amounts shall be considered to have been deposited with the Management Company, and it shall deposit the amounts in a separate account, to be held in trust for each of the holders of the Building units. The Depreciation Fund amounts shall be used for the addition, renewal or replacement of said equipment, systems and facilities, and shall not be returned to the holders. The Management Agreement shall invest the Depreciation Fund amounts in solid investments in order to maintain their value.

The parties agree that the Management Company shall be entitled to replace and/or to renew equipment and/or systems and/or any facility at its sole discretion.

7.3.	Without derogating from the generality of the definition of the term “Expenses” and for the avoidance of doubt, it is clarified that the Expenses shall include all of the expenses of the Management Company that are connected to the Building. This includes expenses for the employment of workers, various service providers, consultants and/or independent contractors and/or subcontractors, an accountant, attorney and safety consultant, as well as expenses for materials, work tools, replacement parts, equipment for shelters, leasing fees for the Management Company office, property tax and expenses entailed in the maintenance and operation of the Management Company’s office. This also includes financing expenses, including interest, charges etc., as well as expenses for insurance, taxes, fees and municipal and governmental levies applying to the Joint Areas, insofar as they are not imposed directly on the holders. This also includes expenses for electricity, water, telephone, sewage and garbage disposal.

7.4.	Notwithstanding the foregoing in Section 7 above, should the Management Company operate and/or provide special services that are made available to the tenants of the Building, such as the supply of cigarettes, candy, newspapers, journals, books, writing materials, office supplies, a dressing room, a shower room, resting rooms, meeting rooms, lecture halls, waiting rooms, screening rooms, photocopying services and parking services, these services shall not be included in the definition of “Expenses” herein. Instead, the Management Company shall be entitled to charge a consideration and/or require reimbursement of its expenses in this regard only from the parties that were provided the abovementioned services. Nothing in the foregoing shall be deemed authorization to the Management Company to supply and/or to operate any of the above services, as the provision and/or operation of the abovementioned services is contingent upon receiving the Landlords’ advance approval.

The parties agree that all of the direct and indirect expenses entailed in the provision of the additional services, as stated above, shall be recorded on separate pages in the Management Company’s books.

7.5.	The Holder’s refusal and/or unwillingness to receive any service (with the exception of the services described in Section 7.6 above, and/or its desire to terminate the management and/or performance of all or part of the Services under this Agreement, shall not release the Holder from its obligation to participate in all or part of the Expenses, in accordance with the provisions of this Agreement.

7.6.	Notwithstanding the provisions hereinabove and hereinafter, the parties agree that for the first year of this Management Agreement, the Management Fees that the Holder shall be required to pay to the Management Company in 2006 shall not exceed the amount of US$3.50 per square meter (including electricity for the air-conditioning), based on the Net Area of the Unit (hereinafter: the “Management Fees”).
8.	MANAGEMENT FEES AND VALUE ADDED TAX

In consideration for performing its obligations hereunder, the Management Company shall be entitled to management fees at a rate of 15% (fifteen percent) of the entire expenses entailed in the management and performance of the Services in the Project.

The Management Fees shall be added to each invoice and shall be paid by the Holder together with the payments detailed in Section 9 below. The Management Fees shall be considered, for all intents and purposes, as part of the expenses entailed in managing and performing the Services.

Value Added Tax shall be added to each installment of the Expenses and to the Management Fees, at the rates applying at the time of each payment. The Management Company shall issue a lawful invoice against said payment. The Value Added Tax shall be paid together with each payment hereunder.

9.	DATES OF PAYMENT
9.1.	The Holder undertakes to pay the Management Company its share of the Expenses and the Management Fees plus the applicable Value Added Tax, each quarter in advance, within seven days of receiving an invoice from the Management Company. Said invoice shall be prepared on the basis of an estimation of the anticipated expenses, at the discretion of the Management Company.

9.2.	The Holder hereby undertakes to pay the Management Company its share of the Expenses, whether it holds all or part of the Unit in practice and/or if it leases the Unit and/or has transferred the use thereof to another party, and even if the Unit is not in use at all.

9.3.	Within a period that does not exceed six (6) months following December 31 of each year, the Management Company shall make a final accounting of all of the Expenses for the previous year (including the Depreciation Fund and Management Fees) (hereinafter: the “Annual Accounting”), and shall issue a copy of this Accounting to the Holder. The Annual Accounting, audited and signed by the accountant of the Management Company, shall constitute prima facie evidence of the amount of expenses.

9.4.	Should the Annual Accounting show a discrepancy in the Management Company’s favor in the payments that the Holder paid the Management Company in practice during the year, and the amount due according to the final accounting, the Holder shall pay the Management Company the difference in amount. The payment shall be remitted within thirty days from the date on which the Management Company submitted to the Holder the Annual Accounting and the calculation of the difference. Should there be a monetary difference in favor of the Holder, the Management Company shall credit the Holder for the amount by offsetting, to the extent possible, the Holder’s debts towards the Management Company during the current year. Should offset not be possible, the Management Company shall return the difference to the party authorized to receive said amount.
10.	INTEREST IN ARREARS

Should the Holder be late by more than seven days in remitting any payment to the Management Company, the Management Company shall provide the Holder written notice thereof. Should the Holder fail to remit payment within seven days from receiving the notice, the Holder shall be obligated to pay the Management Company interest in arrears for the arrears period, at the rate used by Bank Hapoalim for excessive and unauthorized withdrawals from debit accounts.

11.	CANCELLED

12.	BOOKS OF THE MANAGEMENT COMPANY

The Management Company shall keep ledgers, lists, accounts and expenses, reports and documents relating to bill collection and expenses, among other things.

The Management Company undertakes to keep orderly and separate books of all of its expenses and income relating to the management and performance of the Services as a closed monetary economy, including a separate card for the Holder and for each of the unit holders in the Building, and for each expense.
The Management Company shall retain an authorized accountant for the purpose of examining its books and preparing balance sheets. The accountant’s salary shall be considered an expense.
The books and accounts of the Management Company shall be calculated and shall be held correct by the Holder. Said books and accounts shall constitute prima facie evidence at all times in connection with payments due from the Holder and/or that the Holder paid the Management Company.
13. ACCOUNTS, INFORMATION AND CLARIFICATIONS
13.1.	The Holder is entitled to receive explanations pertaining to the expenses entailed in the management of the Services in the Building and to examine the bookkeeping records relating thereto. The dates of the clarifications shall be determined by the Management Company, at its discretion, but no later than fourteen days following the Holder’s request.

13.2.	The Holder, together with the other holders of units in the Building, shall establish a representative body for issues pertaining to maintenance of the Building and the provision of Services therein. The Management Company shall maintain ongoing communication with the said representation for the purpose of improving the Services and making them more effective on the one hand, and in order to economize on expenses related to the management of the Services, on the other hand.
14. LIABILITY AND INSURANCE OF THE MANAGEMENT COMPANY
14.1.	The Management Company shall not be liable for any damage and/or loss incurred by the Holder as a result of any deficiency and/or defect and/or break and/or delay in the provision of any of the Services in the Building and in the Project and/or any of the other services provided by the Management Company, insofar as any are provided, if they are due to reasons not dependent on the Management Company and/or the Management Company does not have any control over them.

14.2.	The gatekeeper services and/or reception in the Building and/or the Project shall be determined by the Management Company from time to time, at its sole discretion. However, not withstanding the foregoing, under no circumstances shall the Management Company be considered a watchman of any type whatsoever, of the Units and/or the contents therein and/or of any area included in the Building and/or the Project and/or in the Joint Areas and/or the Facilities, for the purpose of and/or in connection with the Watchmen Law 5727-1967 and/or in connection with the liability thereunder and/or liability of a similar type, or a contractual and/or tort-related and/or other type of liability.

14.3.	The Management Company shall not be liable towards the Holder and/or towards any third party for any damage and/or expenses incurred as a result of any service whatsoever that is provided in the Building by a third party that is not the Management Company. This is provided that if the service provider was retained by the Management Company, the Management Company confirmed in advance that said provider held valid professional liability insurance, which provides sufficient coverage for damage that may be caused as a result of the service provider’s activity in the Building. In any case, the Management Company shall be liable towards the service provider that it retains.

14.4.	Notwithstanding the foregoing, the Management Company shall be entitled to insure its potential liability, including its professional liability of any kind, against risks and/or for damage and/or towards any third parties whatsoever.

14.5.	The Management Company shall be entitled to take out employers’ insurance for all of its employees involved in the performance of the Services. The insurance may further provide coverage for employers’ liability and a compensation fund in the event said employees are entitled to seniority compensation and severance pay, and any other and/or similar insurance.

14.6.	Premium payments and expenses that are paid by the Management Company for the insurances that it shall take out pursuant to Section 14 above, shall be considered part of the Expenses of the Management Company.
15. INSURANCE
15.1.	The Management Company undertakes to take out and maintain, from the Determining Date onwards, all of the following insurances:
15.1.1.	Building structure insurance – without derogating from the generality of the definition “Building,” this includes the structure of the Unit and systems therein (intended for common use by all of the users in the Building) for full reconstruction value (said insurance shall not include additions and modifications that were made by and/or for the Holder). Said insurance provides protection against losses commonly covered by extended fire insurance. This includes, without derogating from the generality of the foregoing, coverage for losses resulting from fire, smoke, lightning, explosions, storms, floods, water damage, impact, damage by aircraft, strikes, riots, intentional damage and earthquakes (hereinafter: “Extended Fire Risks”) and for any other loss, at the discretion of the Management Company, from time to time.

15.1.2.	Insurance for loss of entire income from leasing fees and Management Fees from the Unit - for an indemnification period of not less than 24 months, as a result of loss or damage to the structure as a result of Extended Fire Risks to a unit and/or to the Building.

The Holder shall be exempt from payment of leasing fees and Management Fees during the said events, for the same period and to the same extent that the Landlords and the Management Company shall actually receive compensation for loss of leasing fees and Management Fees, in accordance with the said policy.

The Management Company undertakes to ensure that the aforementioned insurances in Section 15.1 shall include an explicit clause, pursuant to which the insurer expressly waives its right of subrogation against the Holder, provided that each insurance policy taken out by the Holder contain a waiver of subrogation rights towards the Landlords. Said waiver shall not benefit a person who causes damage out of malicious intent.

15.1.3.	Third party liability insurance – for the liability of the Landlords and/or the Management Company and/or the joint liability of all of the users in the Building (including the Holder), under law. This includes coverage for physical injury and/or damage to property in any of the areas of the Building, including in the Joint Areas, and excluding the area of the Unit and/or the area in the possession and/or under the supervision of the Holder. Said insurance relates to any matter pertaining to the Building and management thereof, in an amount that shall be determined by the Landlords from time to time, at their discretion, provided that said amount is not less than US$5,000,000 (Five Million U.S. Dollars) per event and in total for the insurance period.

The policy shall include a cross liability clause, pursuant to which the insurance shall be considered as if separate policies had been issued for each insured party.

Notwithstanding the foregoing, the parties hereby explicitly agree that the policy shall not insure the Holder’s liability for physical injury and/or for damage to property, including with respect to any third party whatsoever within the Unit and/or whose business is connected to the Unit and/or for the additions and improvements made in the Unit.

15.1.4.	Employers’ liability insurance - for coverage of the liability of the Landlords and the Management Company towards their workers and any parties employed thereby and/or on their behalf, in connection with the management and maintenance of the Building, up to the maximum level of liability common in Israel at the time of issuance of the policies and/or on the date of renewal thereof.
15.2.	Notwithstanding the foregoing in Section 15.1 above, the Management Company shall be entitled, at its sole discretion, to insure the Building and/or the Project and/or the Joint Areas and/or the Facilities against additional risks, as it deems fit.

15.3.	In any case in which the Management Company insures itself against the risks detailed in Section 15.1 and 15.2 above, all of the premium payments and expenses connected with the said insurance shall be considered to be Expenses, as defined in Section 7 hereto.

15.4.	At the Holder’s request, the Management Company shall present the insurance policy that it took out (hereinafter: the “Insurance Policy”) for the Holder’s examination, at the office of the Management Company.

15.5.	Should the Unit and/or the Building and/or the Project suffer damage that requires rehabilitation, and which is covered by the Insurance Policy, the Management Company shall have the exclusive right to conduct negotiations with the insurers, to file suit against them, to settle with them and to receive the insurance payments, only after receiving the Landlords’ advance written consent thereto.

15.6.	The Management Company shall hold the insurance payments it receives, as stated above, and shall use them for the immediate rehabilitation of the Project, including the Unit, as the proportionate part of the Holder in the rehabilitated areas.

15.7.	The Holder hereby agrees and confirms that any insurance that is taken out in accordance with this Agreement does not impose, nor shall it impose in the future, any liability on the Management Company with respect to the quality of the Insurance Policy that is issued and/or with respect to the credibility of the insurance company and/or any other liability relating to the implementation of the insurance.

15.8.	The parties agree that the Landlords and the Management Company shall not be liable towards the Holder for any damage caused to the Holder’s property and/or to its business for any reason whatsoever. In addition, the Holder shall ensure that the insurance policy that it takes out pursuant to the agreement with the Landlords, contains an explicit clause, pursuant to which the insurer expressly waives its right of subrogation or its right to claim any subrogation and/or reimbursement and/or indemnification from the Landlords and/or the Management Company for direct and/or indirect damage caused because of the Management Company and/or by anyone on its behalf.
16. TRANSFER OF HOLDER’S RIGHTS
16.1.	The Holder hereby undertakes that should it sell and/or lease and/or sublease and/or grant by any other means whatsoever rights of possession and/or use of the Unit to any other party whatsoever (hereinafter: the “Receiver of the Rights”) for any period of time (whether limited or unlimited), prior to signing an agreement with the Receiver of the Rights and in any case prior to transferring or granting said rights, and on the date determined by the Management Company, the Holder shall be required to ensure that the Receiver of the Rights signs a management agreement with the Management Company and/or with anyone so instructed by the Landlords. Said agreement shall be in the form identical to this Agreement, mutatis mutandis.

16.2.	The signing of the said management agreement by the Receiver of the Rights and the furnishing of said agreement to the Management Company, shall release the Holder from its obligations hereunder. The Receiver of the Rights shall be responsible for fulfilling the obligations hereunder, up to the end of the management period (as defined in Section 18.1 below), as provided in the Holder’s Management Agreement.
17. TRANSFER OF RIGHTS OF MANAGEMENT COMPANY
The Management Company shall be entitled to transfer and/or to endorse and/or to assign to another management company or to any party so approved by the Owners Representation in writing and in advance (hereinafter: the “Transferee Management Company”), all of its rights and obligations hereunder or any part thereof, with respect to the original period or the extended period, or any part thereof. Should the Management Company transfer its rights and obligations, as stated, the Management Company shall receive from the Transferee Management Company prior written confirmation that it undertakes to fulfill all of the obligations of the Management Company hereunder. A copy of said confirmation shall be furnished to the Holder and to the other holders in the Building. Should the rights and obligations hereunder, including any addition or amendment thereto and anything deriving therefrom, be transferred and/or assigned and/or endorsed to the Transferee Management Company, the Management Company shall then be released from any obligation towards the Holder.
18. MANAGEMENT PERIOD
This Management Agreement is executed for the period of time paralleling the lease period, as defined in the Lease Agreement, or until the Leased Premises are actually vacated by the Holder – the later of the two (hereinafter: the “Management Period”). Notwithstanding the foregoing, the parties explicitly agree as follows:
18.1.	The Owners Representation shall be entitled to terminate this Agreement immediately, upon material breach by the Management Company of its obligations hereunder.

18.2.	The Owners Representation shall be entitled to request that the Management Period be shortened and/or that the Management Company be replaced, at its sole discretion, and provided that the Management Company provides the Holder written notice 90 days in advance, and provided that a replacement management company is appointed in lieu of the present Management Company.

19. BREACH AND REMEDIES
19.1.	Should the Holder materially breach any of its obligations hereunder and fails to remedy said violation within seven (7) days of receiving the Management Company’s written demand to do so, or should the Holder repeat the same violation within a time period of two months, the Management Company shall be entitled, inter alia, to cease providing Services to the Holder, at its sole discretion.

19.2.	Nothing in the provisions of Section 19.1 above derogates from any right granted to the Management Company and/or to the Landlords to any relief and/or remedy available to either of them under the Lease Agreement and/or under the Management Agreement and/or under any law.
20. MISCELLANEOUS
20.1.	The signature of each party comprising the Holder on any document, letter or approval of any kind whatsoever, in any matter connected to this Agreement and/or to the performance thereof and/or resulting therefrom, shall be binding upon the remaining parties comprising the Holder, and shall be considered, for all intents and purposes, as the Holder’s authorization of the signatory to obligate all parties comprising the Holder in respect of any matter relating to this Agreement. For the avoidance of doubt, each holder in the Building shall sign this Management Agreement with the Management Company, and said signature shall not obligate holders of another unit in the Building.

20.2.	This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and any previous representation, promise, negotiation, memorandum of understanding and agreement shall have no force or effect.

20.3	Any modification to this Agreement shall only be valid if it has been made in writing and signed by the parties hereto.

20.4	No agreement of any of the parties to deviate from any of the provisions of this Agreement on one occasion or on several occasions shall constitute a precedent, nor may conclusions be drawn in respect of any other occurrence or event. No waiver of any party shall be valid unless it is signed and in writing.

20.5	No delay and/or failure of any of the parties to exercise any of their rights hereunder on one occasion or on several occasions, shall be deemed a waiver.

20.6	The rights of each of the parties hereunder, particularly the right of the Management Company to maintenance fees and/or Management Fees and/or a deposit from the Holder, may not be offset, notwithstanding the provisions of any law.

20.7	The Tel Aviv court shall have jurisdiction over this Agreement and shall adjudicate any matter arising therefrom.

20.8	The parties’ addresses for the purpose of this Agreement are as designated in the preamble hereto. Notices sent in connection with this Agreement to the above-designated addresses shall be deemed to have arrived at the address within 72 hours from the time they were posted for delivery by registered mail at an Israeli post office. Should the notice be delivered in person, said notice shall be deemed to have arrived at its destination upon delivery.
IN WITNESS WHEREOF, the parties hereto affix their signature:

/s/ [Illegible]	/s/ Adi Sapir

The Management Company	The Holder

N.T.M. Property Management Ltd.	Allot Communications Ltd.